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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

[ X ]Form 10-K	[  ]Form 20-F	[  ]Form 11-k	[  ]Form 10-Q	[  ]Form N-SAR

		For Period Ended:	September 30, 1999
                                        __________________

		[  ]  Transition Report on Form 10-K
		[  ]  Transition Report on Form 20-F
		[  ]  Transition Report on Form 11-K
		[  ]  Transition Report on Form 10-Q
		[  ]  Transition Report on Form N-SAR
                For the Transition Period Ended:______________________________

______________________________________________________________________________


If the notification relates to a portion of the filing checked above, identify
the Item(s) to which the notification relates:	Part IV Item 14 (d) (1)
                                                _______________________
______________________________________________________________________________

                                      PART I


REGISTRANT INFORMATION



                         Mechanical Technology Incorporated
                             (Full Name of Registrant)


                         __________________________________
                            (Former Name if Applicable)


                          325 Washington Avenue Extension
                      (Address of Principal Executive Office)


                           Albany, New York 12205-5505
                           (City, State and Zip Code)


                                      PART II

RULES 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the
following should be completed.	(Check box if appropriate)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; [ X ]

        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [ X ]

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c)has been attached if applicable. [ ]


                                      PART III

NARRATIVE

Separate financial statements for Plug Power, Inc., a less than fifty percent owned entity, cannot be filed since Plug Power, Inc. has not yet filed their Form 10-K for their year ended December 31, 1999. Plug Power, Inc.'s Form 10-K is expected to be filed with the Securities Exchange Commission by its due date of March 30, 2000.

The separate financial statements for Plug Power, Inc., will be filed on or before the fifteenth calendar day following the prescribed due date.

                                      PART IV


OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification.

     Cynthia A. Scheuer		 518			218-2525
     __________________          ___                    ________
          (Name)	    (Area Code)          (Telephone Number)

(2)	Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months of for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                        [ X ] Yes  [   ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [   ] Yes  [ X ] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


Mechanical Technology Incorporated has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


					MECHANICAL TECHNOLOGY INCORPORATED

Date:  March 27, 2000		By:	/s/ Cynthia A. Scheuer
       ______________                   ______________________

                                        V.P. & Chief Financial Officer

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